UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to (§)240.14a-12

ADT INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following communication is the transcript of an earnings call conducted on November 3, 2026:

Operator

Hello, everyone. Thank you for joining us, and welcome to the ADT third quarter 2026 Earnings Conference Call. I will now hand the conference over to Elizabeth Landers, Vice President of Investor Relations. Please go ahead.

Elizabeth Landers

Good morning, and thank you for joining us today. Speaking on today’s call are Jim DeVries, ADT’s Chairman, President, and CEO; and Jeff Likosar, our Chief Financial Officer.

As you know, on October 29, we announced that ADT has entered into a definitive agreement to be acquired by Thrive Holdings. In consideration of the pending transaction, we will not be taking questions on today’s call. Additionally, we will not be providing financial guidance and are withdrawing previously issued guidance. This morning, we issued a press release and presentation summarizing our third quarter results. Both are available at investor.adt.com.

During today’s call, we’ll reference certain non-GAAP financial measures. Reconciliations to the most comparable GAAP measures are included in the earnings presentation on our website. Unless noted otherwise, all financials and metrics discussed reflect continuing operations. Our remarks today also include forward-looking statements that fall within the safe harbor provisions provided by the Private Securities Litigation Reform Act, including statements regarding the proposed transaction. These statements are subject to risks and uncertainties that are described in the earnings presentation and in our SEC filings, including the risks related to timing and completion of the proposed transaction. Actual results may differ materially. Please refer to our SEC filings for more details.

We also refer you to the information in our press release regarding the proxy statement ADT intends to file with the SEC in connection with the proposed transaction and regarding participants in the solicitation. Investors and stockholders are urged to read the proxy statement when it becomes available.

And now, I’m happy to turn the call over to Jim.

Jim DeVries

Thanks, Elizabeth, and good morning, everyone. I’ll keep my remarks brief this morning, focusing on the transaction we announced last Thursday, and then Jeff will walk through our third quarter results.

On Thursday, October 29, we announced that we have entered into a definitive agreement to be acquired by Thrive Holdings in an all-cash transaction. Under the terms of the agreement, which our Board of Directors unanimously approved, ADT stockholders will receive $10 per share in cash upon completion. $10 represents a premium of 46% to ADT’s unaffected closing share price on October 27, and 52% to our 30-day volume-weighted average share price ending on that date.

The agreement values ADT at approximately $7.6 billion in equity value, and $15.3 billion in enterprise value. We believe this transaction represents an important next chapter for ADT, bringing together our more than 150 years of security experience, nationwide service network, and trusted customer relationships with Thrive Holdings’ long-term capital and engineering capabilities.

I am pleased with this outcome, which recognizes the value built by our more than 12,000 employees and dealer partners, our longstanding commitment to providing peace of mind, and our continued advancement of ADT’s capabilities and technologies.

Our progress and this transaction deliver an attractive cash premium to our stockholders. ADT’s leadership in smart home security is built on a legacy of trust, longstanding customer relationships, and the dedication of our people. And importantly for our customers, ADT’s data and privacy policies will remain unchanged and no new data sharing will occur without customer permission.

We anticipate this transaction to close in the first quarter of 2027, subject to customary closing conditions, including approval by ADT stockholders and receipt of U.S. antitrust approval. This is an all cash transaction and Thrive expects to finance it through a combination of equity, debt, and preferred equity. As outlined in our announcement, the merger agreement includes a go-shop period that runs through November 28. As is customary, we do not intend to disclose developments with respect to that process unless and until we determine disclosure is appropriate or otherwise required.

Until the transaction closes, ADT will continue to operate independently as a public company. Importantly, with this transaction, ADT’s focus has not changed. We remain committed to serving our customers, supporting our dealers and partners, and executing our key initiatives.

During the quarter, we continued to make progress across our three core differentiators, unrivaled safety, premium customer experience, and innovative offerings. We introduced unusual activity alerts in ADT+, advanced pilots of our Origin AI present sensing technology, expanded ADT Blu to Walmart.com, and launched ADT Partner Services, through which we will install and service select products for Apple Retail and its customers beginning later this month.

Before I turn the call over to Jeff, I want to thank our employees, our dealers and partners, and the first responders we work alongside every day. Your commitment is what has earned ADT the trust of millions of customers for more than 150 years.

I’ll now turn the call over to Jeff.

Jeff Likosar

Thanks, Jim, and good morning, everyone. I’ll take the next few minutes to describe our third quarter with all comparisons year-over-year, unless I note otherwise.

In summary, I’m very pleased to report that ADT again delivered strong results with continued revenue growth, solid earnings, and robust cash generation, all in line with our expectations. Our consistent performance while we continue to invest in our business underscores the strength of our cash generation capabilities, which remain a highlight of our results.

Adjusted free cash flow, including interest rate swaps, was $217 million, up 4% in the quarter. On a year-to-date basis, we’re up 46%, having generated more than $1 billion through the first three quarters, in excess of last year’s full year level. Key drivers include lower cash taxes and interest, along with working capital management and some timing favorability.

On the top-line, total revenue was $1.35 billion, up 4%. Installation, product, and other revenue was $265 million, up 32%, driven by a higher mix of professionally installed systems under our outright sales model.

Monitoring and related services revenue was $1.08 billion, down 1%, which includes the revenue loss from the October 2025 divestiture of our multifamily business. Ending recurring monthly revenue was $360 million, compared to $362 million a year ago, with that decline also primarily reflecting the multifamily divestiture.

Adjusted EBITDA was $665 million, down 2%. This reflects higher general and administrative costs, including technology investments, partially offset by the margin on our higher installation revenue. Adjusted EPS was $0.24, up 4%, and on a year-to-date basis, we have generated $0.71 of adjusted EPS, up 6%, benefiting from a lower diluted share count along with lower interest expense.

Turning to operational metrics. Gross customer revenue attrition was 13.1%, compared with 13% a year ago, with elevated non-pay cancellations partially offset by fewer voluntary disconnects. Trailing 12-month revenue payback was 2.3 years, consistent with the prior year.

Gross RMR additions were $12.1 million on 195,000 gross unit additions. Direct professional install unit and RMR additions continued to perform strongly, improving versus the prior year, offset by lower volume from dealers and bulk account purchases.

During the quarter, we completed a bulk account purchase of approximately 8,000 customer accounts for $9 million in cash. In August, we secured $100 million of incremental borrowings under our First Lien Term Loan A due 2030. We designated the proceeds for general corporate purposes, which may include repayment of a portion of our 2027 notes.

Including these proceeds, we ended the quarter with $228 million of cash and cash equivalents with no borrowings under our revolving credit facility. Net leverage was 2.7x adjusted EBITDA compared with 2.8x a year ago.

During the quarter, we returned $64 million to shareholders, including $23 million in share repurchases and $41 million in dividends. Year-to-date, we have returned $748 million to shareholders through dividends and the repurchase of 89 million shares.

To conclude, we delivered solid overall third quarter results with revenue growth, strong year-to-date cash generation, and stable core operating metrics, all while continuing to invest in our business for the long-term.

As Elizabeth mentioned, due to the pending transaction, we won’t be taking questions today. Thank you to our employees for their continued dedication and thank you to our customers, dealers, partners and our investors. And thank you all for joining us this morning.

Operator, that concludes today’s call.

Operator

This concludes today’s call. Thank you for attending. You may now disconnect.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the Company’s expectations, plans, intentions, strategies or prospects, including expected benefits of the proposed transaction. Generally, the words “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “sees,” “seeks,” “should,” “could,” “would,” “predicts,” “potential,” “strategy,” “future,” “opportunity,” “work toward,” “intends,” “guidance,” “confidence,” “positioned,” “design,” “strive,” “continue,” “track,” “look forward to” and similar expressions used in this communication are intended to identify forward-looking statements. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements.

Such statements are based upon the current beliefs, expectations and assumptions of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements.

These risks, uncertainties and changes in circumstances include, but are not limited to: (i) the risk that the proposed transaction with Thrive Holdings announced on October 29, 2026 (the “Proposed Merger”) may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the Proposed Merger by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the Proposed Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the Proposed Merger diverting management’s attention from the Company’s ongoing business operations; (viii) the risk of stockholder litigation in connection with the Proposed Merger , including resulting expense or delay; and (ix) (A) any other risks or uncertainties discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”) and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026 and September 30, 2026 (the “Quarterly Reports”) filed by the Company with the Securities and Exchange Commission (the “SEC”), and, in particular, the risk factors set forth under the headings “Risk Factors” and the risks and uncertainties discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report and the Quarterly Reports and (B) other risk factors identified from time to time in other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Forward-looking statements speak only as of the date they are made, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise unless required by law. Readers of this communication are cautioned not to unduly rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary note is applicable to all forward-looking statements contained in this communication.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Thrive Holdings. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT (IF AND WHEN AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders are or will be able to obtain the documents (if and when available) free of charge either from the SEC’s website at www.sec.gov, or from the Company in the “Investor Relations” section of the Company’s website, which may be accessed at https://investor.adt.com, or upon request from the Company’s Investor Relations contacts.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2026 (the “2026 Proxy”) (and available here). Please refer to the sections entitled “Compensation of Non-Employee Directors,” “Executive Compensation – Compensation Discussion and Analysis” and “Security Ownership of Certain Beneficial Owners and Management” in the 2026 Proxy. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the 2026 Proxy, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, including the Form 4s filed by: Fawad Ahmad on May  5, 2026, May  12, 2026, July  9, 2026 and October  5, 2026; Todd Dernberger on July  9, 2026 and October  5, 2026; Thomas M. Gartland on May  29, 2026, July  9, 2026 and October  5, 2026; Tracey R. Griffin on May  29, 2026, July  9, 2026 and October  5, 2026; Daniel J. Houston on May  12, 2026, May  29, 2026, July  9, 2026 and October  5, 2026; Omar Khan on May  12, 2026; Jeffrey Likosar on June  2, 2026; Kimberly Miller on May  18, 2026, July  9, 2026 and October  5, 2026; Paul J. Smith on May  29, 2026, July  9, 2026 and October  5, 2026; Danielle Tiedt on May  29, 2026, July  9, 2026 and October  5, 2026; Matthew E. Winter on May  29, 2026, July  9, 2026 and October  5, 2026; Suzanne Yoon on May  29, 2026, July  9, 2026 and October  5, 2026; and Sigal Zarmi on May  29, 2026, July  9, 2026 and October 5, 2026. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available.